Exhibit 99.1

Press Release

TALOS ENERGY INC. COMPLETES THE PREVIOUSLY ANNOUNCED STRATEGIC COMBINATION BETWEEN TALOS ENERGY LLC AND STONE ENERGY CORPORATION

Houston, May 10, 2018 – Talos Energy Inc. (“Talos” or the “Company”) (NYSE: TALO) announces the completion of the previously announced strategic combination between Talos Energy LLC and Stone Energy Corporation. The combined company commenced trading today on the New York Stock Exchange under the new ticker symbol “TALO”. The Company will be headquartered in Houston, TX.

Chief Executive Officer Timothy S. Duncan commented, “This is a transformational combination, in which shareholders will greatly benefit from our increased scale and liquidity. Talos is very well positioned to capitalize on its high quality asset portfolio and returns focused capital programs in the U.S. Gulf of Mexico and offshore Mexico, as well as take advantage of potential business development opportunities. We deeply appreciate the efforts of everyone involved in getting us to this point.”

The Company expects to provide detailed Financial and Operational guidance in the coming weeks, which will be included in a separate announcement; however, at the closing, Talos has:

•	Entered into a new credit facility agreement with an initial Borrowing Base of $600.0 million, of which $300.0 million is available

•	Liquidity of $450.0 million, inclusive of approximately $150.0 million of cash on hand, net of transaction related costs

•	Pro forma Year-End 2017 2P Reserves, at SEC pricing, of approximately 205 MMBoe(1) (roughly 80% liquids), of which approximately 150 MMBoe were Proved Reserves(1)

ABOUT TALOS ENERGY

Talos is a technically driven independent exploration and production company with operations in the United States Gulf of Mexico and in the shallow waters off the coast of Mexico. Our focus in the United States Gulf of Mexico is the exploration, acquisition, exploitation and development of shallow and deepwater assets near existing infrastructure. The shallow waters off the coast of Mexico provide us high impact exploration opportunities in an emerging basin. The Company’s website is located at www.talosenergy.com.

INVESTOR RELATIONS CONTACT

Sergio Maiworm

+1.713.328.3008

investor@talosenergy.com

1-	Includes pro forma Reserves for the Ram Powell acquisition, which acquisition was disclosed by Stone Energy Corporation on its Form 8-K filed with the SEC on April 27, 2018

CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING STATEMENTS

This communication may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact included in this communication, regarding our strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management are forward-looking statements. When used in this communication, the words “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on our current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events.

We caution you that these forward-looking statements are subject to numerous risks and uncertainties, most of which are difficult to predict and many of which are beyond our control. These risks include, but are not limited to, potential adverse reactions or changes to business or employee relationships resulting from the business combination, competitive responses to the business combination, the possibility that the anticipated benefits of the business combination are not realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of the two companies, litigation relating to the business combination and other factors that may affect our future results and business, generally, including those discussed under the heading “Risk Factors” in the final consent solicitation statement/prospectus, dated April 9, 2018, filed by the Company with the Securities and Exchange Commission pursuant to Rule 424(b)(3) under the Securities Act.

Reserve engineering is a process of estimating underground accumulations of oil, natural gas and NGLs that cannot be measured in an exact way. The accuracy of any reserve estimate depends on the quality of available data, the interpretation of such data and price and cost assumptions made by reserve engineers. In addition, the results of drilling, testing and production activities may justify revisions of estimates that were made previously. If significant, such revisions would change the schedule of any further production and development drilling. Accordingly, reserve estimates may differ significantly from the quantities of oil, natural gas and NGLs that are ultimately recovered. Should one or more of these risks occur, or should underlying assumptions prove incorrect, our actual results and plans could differ materially from those expressed in any forward-looking statements. All forward-looking statements, expressed or implied, are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that we or persons acting on our behalf may issue. Except as otherwise required by applicable law, we disclaim any duty to update any forward-looking statements, to reflect events or circumstances after the date of this communication.

This communication includes a summation of our pro forma proved and probable reserves. Investors should be cautioned that estimates of probable reserves are more uncertain than proved reserves, but have not been adjusted for risk due to that uncertainty. Therefore, estimates of proved and probable reserves are not comparable and their summation may be of limited use.

TALOS ENERGY INC.	500 Dallas St., Suite 2000, Houston, TX 77002